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THOMSON REUTERS STREETEVENTSEDITED TRANSCRIPTBHE - Q1 2016 Benchmark Electronics Inc Earnings Call EVENT DATE/TIME: APRIL 21, 2016 / 3:00PM GMT OVERVIEW: Co. reported 1Q16 revenues of $549m, GAAP net income of $11m and GAAP EPS of $0.22. Expects 2Q16 revenues to be $570-600m and non-GAAP diluted EPS to be $0.29-0.33.

CORPORATE PARTICIPANTS

Lisa Weeks Benchmark Electronics Inc - VP Strategic Planning, IR

Gayla Delly Benchmark Electronics Incorporated - President & CEO

Don Adam Benchmark Electronics Incorporated – CFO

CONFERENCE CALL PARTICIPANTS

Steven Fox Cross Research - Analyst

Jim Suva Citigroup - Analyst

Sean Hannan Needham & Company – Analyst

Mitch Steves RBC Capital Markets – Analyst

Herve Francois B. Riley & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Benchmark Electronics, Inc., first quarter 2016 earnings conference call.

(Operator Instructions)

As a reminder to our audience, this call is being recorded for replay purposes. Now, I would like to hand the call over to Lisa Weeks, Vice President of Strategic Planning and Investor Relations. Ma’am, you have the floor.

Lisa Weeks - Benchmark Electronics Inc - VP Strategic Planning, IR

Thank you, Operator. Good morning, everyone, and thank you for joining us today for Benchmark’s first quarter earnings call. With me this morning are Gayla Delly, President and CEO; and Don Adam, CFO. Gayla will provide an update on our strategic priorities and near-term outlook, and Don will provide a detailed review of our financial results followed by a question-and-answer session.

Earlier today, we issued an earnings release highlighting our financial performance for the first quarter, and we have prepared a presentation that we will reference on this call. The press release and presentation are available online under the investor relations section of our website at www.bench.com. This call is being webcast live and a replay will be available online following the call.

Please take a moment to review the forward-looking statements advice on slide 2 in the presentation. During our call, we will discuss forward-looking information. As a reminder, any of today’s remarks that are not statements of historical fact are forward-looking statements which involve risks and uncertainties described in our press releases and SEC filing. Actual results may differ materially from these statements and Benchmark undertakes no obligation to update any forward-looking statement.

The Company has also provided reconciliation of our GAAP to non-GAAP measures in the earnings release as well as in the appendix of the earnings presentation.

Finally, Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 annual meeting and has mailed the definitive proxy statement to its shareholders. Benchmark shareholders are strongly encouraged to read the definitive proxy statement and other documents filed with the SEC carefully in their entirety when they become available because they contain important information. Benchmark, its directors, executive officers, and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at our 2016 annual meeting. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by Benchmark with the SEC free of charge at the SEC website or at Benchmark’s website.

Now, if you will turn to slide 4 in the presentation, I will turn the call over to our CEO, Gayla Delly.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Thank you, Lisa, and good morning to everyone. Over the last several years, Benchmark has been making steady progress to transform our portfolio as commoditization of traditional markets has necessitated a continuous evolution in the EMS industry. We have been realigning our business to drive alignment with the highest return investment opportunities.

This repositioning is not without challenges, but we remain committed to bolstering our service offerings as we expand our portfolio with longer lifecycle products and less volatile markets. The ultimate goal for our rebalance portfolio is to deliver sustainable growth and higher profit margin, which in turn generate higher returns on capital for our shareholders.

Our first quarter of 2016 was more challenging than we anticipated as we experienced rapidly declining demand late in the quarter as compared to earlier forecasts from our customers. Our revenue for Q1 was $549 million, which was below the low end of our guidance of $565 million. Our EPS was $0.26, which was $0.03 below the bottom of our range.

Our results were significantly impacted by a sharp decline in our computing sector, primarily due to lower than expected demand from our top computing customer. We anticipated a normal seasonal revenue slowdown from Q4 to Q1 in the computing sector; however, the 37% sequential decline came late in the quarter and this magnitude was greater than we expected.

The impact from the macro environment and broad-based demand softness also impacted a number of our industrial customers. While no single customer or industrial customer reflected significant changes, we saw moderate reductions across the board in factory automation equipment, building infrastructure, and energy-related products. In speaking with our customers, we understand that end-users are further deferring capital investments and this drove inventory correction.

In contrast, medical demand remained fairly stable and our underlying prospects for growth remain robust. In the first quarter, several of our top customers had continued program delays, which involved design in key component changes. As we’ve previously noted, the timing for medical launches can be difficult to accurately predict.

The timing of these first-quarter demand adjustments from our customers resulted in a significant impact to our cost absorption and, therefore, our operating margin. As we have always done and in alignment with our operational excellence and productivity improvement initiatives when forecasts change, we address utilization, cost optimization, and expense control. Therefore, in light of the current challenges we are already executing certain actions to optimize our global cost structures, including valuation of our global manufacturing footprint which allows us to continue improving our margins in an uncertain environment.

In spite of macro challenges to our top line, our operating model remains strong. The merits of our strategy, namely our ongoing portfolio shift and operational excellence program, provided a backstop to the quarter. We generated $77 million of cash from operations and use $14 million of domestic cash to purchase the Company’s common stock in the first quarter. We ended the quarter with $42 million of cash in the US.

With a decline in sales, we did not meet our expected working capital target in the first quarter. Our first quarter cash conversion cycle was 99 days. Our Q2 target is 90 days. We remain committed to our initiatives to achieve 75 to 80 days as we exit 2016.

Let me take a moment to review our key strategic initiatives and our current progress against those initiatives. Please turn to slide 5. Our portfolio diversification towards higher margins, higher value add markets is working. During the first quarter, our repositioning work (inaudible) the quarter preventing margin degradation and is positioning us to capture technology trends, reduce volatility, and ultimately deliver greater value for our shareholders.

For the first quarter of 2016, 64% of our revenue was from higher value markets, an increase from 58% in the fourth quarter of 2015. In light of our progress, we expect to achieve our 10% annual growth target in these markets in 2016 despite current market headwinds. We have made significant progress in building a more balanced and diversified portfolio.

Our top priority remains expanding sales and improving our margin in target markets where operating margins are richer and product life cycles are longer. As commoditization impacts telco, some programs that provide revenue opportunities may not be aligned with our richer engagement model and associated financial and working capital targets. This prioritization requires tough decisions and in alignment with this model we made the decision to not participate in selected next-generation programs with our top telco customer.

While these programs provide growth opportunities, they do not align with our financial and working capital targets. Given this decision, and lack of improved demand visibility in our traditional markets, we expect Q2 traditional revenue levels to be relatively flat compared with Q1 results and remain flat through the end of 2016.

Now, turning to margin expansion. We remain focused on achieving our longer-term goal of greater than 5% non-GAAP operating margin. We achieved a 4.2% operating margin in 2015. Benchmark continues to demonstrate operational excellence and a continuous improvement culture that drives results.

Building off slightly lower than expected results for the first quarter, we expect operating margins to expand sequentially in 2016. A key tenant of our thesis to expand higher value markets is through early engagement with engineering-led solutions. Our secure technology acquisition supports this investment strategy and the integration is progressing according to plan.

During Q1, stable demands from secured defense customers helped smooth late-quarter softness in overall industrial. We are also excited to announce that we received what we believe will be the first of many new business awards from the cross-selling opportunities between our industrial and defense customers. We look forward to harvesting more of these rich opportunities in the future.

We remain fully committed to increasing shareholder value through a balance and prudent approach to capital allocation. Our plan is to continue first investing in our organic business to drive growth; second, making discipline and value-enhancing acquisitions aligned with our strategic goals; and third, continuing to return capital to our shareholders with the goal of returning 50% of our free cash flows.

We remain committed to our stock buyback program, which is now in its 36th consecutive quarter. In fact, over the past three years, we have returned more than 52% of free cash flow to shareholders through our share repurchases. We expect to complete the purchase of our remaining $120 million authorization on current plans in the coming quarters.

Please advanced to slide 6 for a review of the first quarter new bookings. As in recent quarters, the majority of our near-term growth is largely associated with new products rather than wholesale demand improvements. We expect this trend to continue. Importantly, our new bookings align to our target markets are an excellent early indicator of progress on our longer-term goal of generating greater than 70% of our revenue bookings from higher value sectors.

As I stated last quarter, we revitalized our go-to market activities with stronger alignment to our target markets under new global sales leadership in late 2015. I am pleased to report that these changes are yielding results as our bookings in the first quarter once again aligned with our targeted markets. We won 27 new programs and 17 engineering projects which should result in annualized revenues of $110 million to $140 million when fully related to production.

We continue to benefit from engineering design wins in our targeted markets. This enables us to engage in a more meaningful way with our customers and drive greater value and ultimately higher margins. We continue to prioritize our sales and engineering focus on our targeted markets to maintain the traction and the momentum we have gained in these bookings in 2016. Given the level of our bookings and the target markets this quarter, we are encouraged and optimistic about our long-term and top line and margin growth even in these difficult operating environment.

Now, please turn to our Q2 guidance, which is shown on slide 7. We expect near-term visibility for our customers to remain limited as they calibrate around the persistent macro uncertainty. As a result, for the June quarter our revenue is expected to range from $570 million to $600 million. This is an increase of 6.5% sequentially.

Our non-GAAP diluted earnings per share is expected to be between $0.29 and $0.33. Implied in this guidance is a 3.6% to 4% operating range. Based on forecasts, we see an approximate 10% demand improvement from our higher value customers in the second quarter.

Including the impact of our decision to exit next generation telco programs, we expect traditional markets to be relatively flat. We are strongly committed to supporting our customers in the current difficult demand environment will prudently managing our capacity and global cost infrastructure. We have had strong performance and financial results recently and based on the strength of our strategic plans and the high level of operational execution, we will continue delivering strong results in the future.

I will now turn the call over to Don Adam, our CFO. Don will provide more details on our financial performance for the quarter. Don.

Don Adam - Benchmark Electronics Incorporated - CFO

Thank you, Gayla. Please turn to slide 9 where I will provide income state highlights for the quarter. First quarter revenues were $549 million, which were adversely impacted by softness and computing in industrials coupled with qualification delays with some of our medical customers. Because these forecast changes occurred late in quarter, we weren’t fully able to offset lower revenue with cost alignment actions and our operating margins were impacted. However, as Gayla noted, we are already executing certain actions to optimize our global cost structure to further align current and anticipated demand throughout 2016.

Net income on a GAAP basis was $11 million for the quarter compared to $14 million in 2013. Our GAAP results included $3 million in costs which were primarily associated with restructuring activities. Non-GAAP net income for the quarter was $13 million in 2016 and $18 million in 2015.

Our GAAP EPS was $0.22 for the quarter compared to $0.27 in 2015. Non-GAAP EPS was $0.22 for the quarter compared to $0.34 in 2015. The first quarter 2016 non-GAAP effective income tax rate was 22% compared to 21% last year.

The tax rate for the first quarter was lower than expected due to the slight change in the geographic mix of earnings. We expect the tax rate for the second quarter to be approximately 22%. Diluted weighted average shares outstanding for the first quarter were 50.3 million.

Please turn to slide 10 for a trending view of operating income. Over the past several years our increased operating margins have reflected the success of our strategy to increase sales in focus markets and execute in our operational excellence initiatives. During our seasonally lower first quarter, we had forecasted operating income range from 3.8% to 4.1%. Because of under absorption of the cost, our operating margin was 3.5%, which was below our expectation. Because of the macroeconomic challenges, we are evaluating our cost structure, including improved utilization, cost optimization, and expense controls in order to realign costs with our future expectations.

Please turn to slide 11 for results and quarterly outlook by market sector. Current market environment from our view is characterized by pockets of uncertainty in our industrial and traditional markets and more stability in our medical and test implementation markets based on current forecast from our customers. I will first highlight expectations for the higher value markets.

Industrial revenues were $213 million and represented 39% of first quarter revenues. On a sequential basis, revenues were lower than expected as we saw broad-based selling during the second half of the quarter driven by continued energy declines, a strong US dollar, and weaker emerging markets. Demand from aerospace and defense customers in the industrial sector remains stable.

We expect industrial revenues to be up sequentially about 10% in the second quarter. Medical revenues were $83 million, down sequentially from fourth quarter and below our expectations as we continue to experience multiple customer and supplier qualification delays. We expect medical revenues to be up high single digits in the second quarter.

Test and implementation revenues of $53 million were up slightly quarter over quarter, and we expect sequential revenues up mid-single digits in the second quarter. Overall, we expect the higher value markets to be up sequentially about 9% to 10% in the second quarter.

Now, turning to our traditional markets. Computing revenues of $98 million decreased sequentially by $57 million from our fourth quarter and were lower than expected due to decreased demand from our top computing customer. The outlook for Q2 is to be up low double digits from our exceptionally low first quarter.

Telco revenues of $102 million decreased sequentially as forecasted and were down $65 million from the same quarter last year. For telco, we expect further high single-digit declines in the second quarter.

As Gayla previously mentioned, we have determined that selected programs from one of our larger telco customer no longer fits our required [a hurdle] rate and we have decided not continue with these programs which would have ramped in the second half of 2016. This is the right decision to ensure that we are focusing our efforts on investments in areas that represent the greatest growth and highest return opportunities.

After several great years supporting traditional telco and computing customers, we continue to see headwinds that impede profitable growth in these markets, including technology transition from hardware to software defined solutions, industry consolidations in emerging market softness. We have a number of great opportunities with traditional customers, but the new programs will not offset revenue headwinds. We expect traditional revenues to be flat for the second quarter with no expected growth throughout the remainder of 2016.

Now, please turn to slide 12 where I will highlight a few balance sheet and cash flow items. Our cash balance at March 31 was $519 million, which is up $53 million from the previous quarter. Our US cash balance was $43 million. Total debt was $232 million.

We generated $77 million in cash from operations for the quarter. Capital expenditures were $8 million and depreciation and amortization expense was $14 million for the quarter. We believe that CapEx will be approximately $40 million in 2016.

Our accounts receivable [balance] was $414 million, a decrease of $65 million from the previous quarter. Inventory at March 31 was $390 million, a decrease of $22 million from the prior quarter.

Now, please turn to slide 13 to review our working capital metrics. We expected our cash conversion cycle to be flat at 93 days from the fourth quarter. The overall increase of 99 days in the first quarter was to related to the six-day increase in inventory which was the result of the revenue shortfall we experienced.

For the second quarter, we expect a cash conversion cycle to range from 88 days to 92 days. We expect subsequent improvements in the third quarter and to exit the year with a cash conversion cycle between 75 and 80 days. Approximately 85% of this improvement will benefit our non-US sites where newly outsourced products (inaudible - background noise) over the past year.

Now, please turn to slide 14. During the first quarter, we repurchased 690,000 shares at a cost of $14 million. We have $120 million remaining for future repurchases.

Our capital structure is sound and provides us with the flexibility to support our business. We will continue our balance approach to capital allocation by investing in organic growth and operational improvements, making acquisitions that fit our strategic goals, and continuing to return money to our shareholders through share buyback.

I’ll turn the call back to Gayla for a few closing comments.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Thank you, Don. Our first quarter of 2016 was more challenging than we had anticipated based on customer forecast that had been provided earlier in the quarter, but our strategic repositioning and investments in our focus markets work together to backstop the quarter and will drive improvements in the latter half of 2016 and 2017. Clearly, the merits of our strategy are focused on our portfolio evolution towards higher margin, higher value markets is solid. We are encouraged by our program wins in our target markets and with anticipated market improvement as well as expect enhanced results in the second half of 2016 and 2017.

Before turning to the Q&A session, I will remind everyone that we would like to keep the focus for today on our earnings results for the quarter. Let me now turn it over to the operator to open the mic for Q&A. Operator?

QUESTIONS AND ANSWERS

Operator

Thank you.

(Operator Instructions)

Steven Fox of Cross Research.

Steven Fox - Cross Research - Analyst

Thanks. Good morning. Two questions for me to start. First of all, can you give a little bit more color on how Secure performed in the quarter, sequential revenue trends and gross margins, and I know you mentioned that you already have sort of a cross-selling opportunity, but can you give a little more color on how that came about? And then secondly, you’re alluding to cost-reduction activities that are now planned, but I’m not quite sure I totally understand the driver. I understand you’re walking away from some telecom business here and I guess that’s taking up some overhead absorption that you need to clear out, but is that the only thing that’s driving this or what else is adjusting down your utilization outlook for the rest of the year? Thanks.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Okay. So that’s two separate questions. Let me speak to those separately. First, as always, we are not specifically carving out the impacts of this acquisition for Secure or any other acquisitions, but we are saying that they have been additive and to our industrial sector that otherwise would have had a greater impact. And, therefore, also as you see from our margin even though we had decline in revenue that was much greater than what we had expected, our margin performance at 3.5% demonstrates the improvement that we’ve made in our portfolio as well as our operational excellence and productivity improvements. So, we believe Secure has really provided the benefits there.

Importantly, as you highlighted and as we noted in our comments, we have already in pretty short order had our first win associated with jointly approaching an opportunity with a customer, so we think that’s going to be part of what we see a number of activities undertaking this year with our combined efforts and we are just very excited to have had the opportunity to report that already this quarter.

Second piece related to cost containment. Our industry is very adept at looking at the future outlook, as Benchmark is specifically, and identifying what we need to do in order to manage costs and align our footprint with the opportunities for the future. So it isn’t any one single event. It is looking at the forecast overall and identifying the appropriate allocation of resources to make sure that we can drive productivity and utilization rates such that we can deliver the operating margins and the targets that we have set forth. So, while we are pleased at 3.5% upon the surprises that we had in Q1 in forecast reductions late in the quarter, 3.5% was a good result but it’s not good enough and it’s not where we want to be going forward, and so we are going to continue to drive and put in place our activities to continue to drive up our utilization rates.

Steven Fox - Cross Research - Analyst

Just as a quick follow-up, is there a scale of restructuring that we are talking about or cost out or is there a way you could talk about what -- how much of your full-year revenue outlook has been impacted by the events that you saw in the last couple months?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

So we do not have a quantification at this time. We are reviewing the activity and in the coming months we will continue to look at the information provided by our customers and their forecast. But, again, with the -- we are expecting the telco and computing sectors to be relatively flat, and so we will dial that in as we look at the landscape going forward.

Steven Fox - Cross Research - Analyst

And that’s flat off of just what you just reported in Q1 revenues?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Right. Again, as Don highlighted in his comments, we’ve got some excellent programs that we are excited about that we are supporting associated with new generations of technology in both telco and computing and we expect those to ramp in the second half. Along with that, some of the more traditional telco and computing programs we do not see growth returning to those, so we will see the headwinds of the mature products likely as strong or offset any growth we would see from the new product ramp.

Steven Fox - Cross Research - Analyst

Great. Thank you very much.

Operator

Jim Suva with Citi.

Jim Suva - Citigroup - Analyst

Thank you very much. Good morning. On the telecom disengagement, can you clarify, is it just a program or two or are you disengaging the entire customer, and also can you help us quantify the dollar amount that comes out of your Company and specifically the timing of that?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Well, again, it is as we have anticipated we’ve been in program transition for next generation of products, and so it is next generation that we had expected would be in the second half of 2016 and moving into 2017 that will not be incorporated into the revenue stream.

Jim Suva - Citigroup - Analyst

Okay. So that is not impacting the weakness seen in the March and June quarters, correct?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

It is -- it would have been potentially ramping in end of June quarter and clearly as we ramp down I would say the market place in telco we’ve been impacted, but not these programs.

Jim Suva - Citigroup - Analyst

Okay. As customers transition to next generation programs over time and T minus one or legacy programs go away, is it fair to say this customer will cease to be a customer of Benchmark, maybe in 6 to 9 months or 12 months from now?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Not necessarily. Again, it really is aligned with specific programs and there are within any customers a number of programs that we make for some of which will fit our portfolio mix where we can add value through some of our engineered solutions and alignment and some which are more driven towards potentially cost pressures and commoditization.

Jim Suva - Citigroup - Analyst

Okay. Got you very much. And then when you talked about the volatility you saw, was it linear through the quarter? Was it like the past last week or two or last month of the quarter, and then what have you seen so far in the month of April? The guidance would show that it looks like the step down was pretty steep and it looks like the step down in demand has definitely continued, if I read the outlook correctly.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

As we indicated, it was late in the quarter. Again, the traditional markets have profiles such that the last few weeks or last couple of weeks typically have a hockey stick demand profile and that did not prove to come through. As you look at this quarter of guidance, what we indicated is we see the traditional markets remaining flat or slightly up generally, but the real growth to achieve the 6.5% improvement quarter over quarter is associated with demand improvement in the higher value market.

Jim Suva - Citigroup - Analyst

Okay. My last question. Obviously, this telecom customer for the next generation products will need to get their products done elsewhere. Do you think they were just asking for too low of a price? Do you think it was where Benchmark’s physical facilities are they were a little too high-costed, or your hurdle rates are just higher than maybe some of the others out there? How should we think about it because it is always tough to see a customer go elsewhere and I’m sure they’re not doing it for charity, and so how should we think about how other people are embracing that new product yet you’re kind of walking away?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

I’m not going to be in a position to share as much specifically there, but I believe as you know that the telco markets, certain portions of the telco market are transitioning to whether it be an [ODM] solution or other cost competitive solution. Our profile may not fit some of those products, so it’s not saying that it’s not a good solution or a good product for everyone, but probably not directly aligned with our direct competitors.

Jim Suva - Citigroup - Analyst

Great. Thank you so much for the details.

Operator

Sean Hannan with Needham & Company.

Sean Hannan - Needham & Company - Analyst

Thanks. Just a followup on the topic of the communications market. That customer, just to get an indication, what is the area of communications where this was? Is this cable providers? Is this traditional telco? How do we think about that as well as that sub theme being relevant to your continuing strategy within that segment? Thanks.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

I would say the traditional telco is where this resides and where we see some of the opportunities in growth are in some of what I consider next generation, just some optical-related areas as opposed to traditional. That’s how I would characterize it.

Sean Hannan - Needham & Company - Analyst

Okay. Thanks. Cash cycle days has certainly been a hot topic recently. Can you talk about arguably that best case as we look out three quarters to make a roughly 25-day improvement, how do you really accomplish this and can you be specific in terms of what gets you there, the nature of the initiatives or programs or negotiations, et cetera? Thanks.

Don Adam - Benchmark Electronics Incorporated - CFO

Sean, as we indicated in our call we do anticipate pretty significant improvement this quarter. The mid point of our range, we are at 90 days, so that’s a 10% improvement. Our goal is 75 to 80 days, so we think certainly the next quarter will be -- we’ll get the lion’s share of that. Certainly inventory velocity is also going to also help. We’re working on demand management with our customers. In terms of aligning the supply chain with the demand requirements and then a longer-term solution is renegotiating contracts with suppliers, renegotiating terms. So it’s a multi-point focus. Just not one area is going to cure all of it. We do anticipate significant improvement this quarter.

Sean Hannan - Needham & Company - Analyst

Is part of -- there’ve been a lot of reasons and explanations around why this is so stretched for you guys. One topic I haven’t heard too much, and perhaps you can comment on, is do you feel that there has been under the hood more transition among your customers and programs and the nature of what you need to secure for components and the nature of the programs of kind of what’s ramping up? Has there been perhaps arguably velocity or greater nature of change that’s happened for you folks versus unarguably a like-for-like basis within the space? Just a perspective to try and understand a little bit better?

Don Adam - Benchmark Electronics Incorporated - CFO

If you look over the last two years in terms of our new program wins, they have been in the higher value market, so a lot of those wins have come from where they are in-sourcing and for the first time we’re outsourcing, so we’re inheriting their supply chains. And part of what we’ve got to do is optimize that supply chain which are inherently more complex than traditional customers. You’re dealing -- on a product by product basis you’re dealing with more suppliers, more components. The supply chain is not as sophisticated.

So there is a -- it’s not an easy solution. It takes time, and just given the number of ramps that we have seen in these industrial, particularly in the industrial side, it’s not an easy fix. It takes time. It’s going to take work. We’re confident were going to get there. Bottom line, the question is -- the answer is probably yes. I think we seen more of those type of customers than others.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Sean, I think the point early on that we made is as we saw and put forth a goal of growing these markets, as you can appreciate, competing in telco has outsourced for many generations and their supply chain is designed for outsourcing. In some of the markets and customers that we are supporting, as Don indicated, they may not have outsourced or have been insourced and are transitioning to outsourcing and are transitioning it to a geographic location that may not be in proximity to the established supply chain. So when we talk about supply chain optimization, it is first making sure that we establish the manufacturing solution and then that we transition the supply chain solution and we recognize that takes time and the demand profile changes did not make the progress that we would’ve expected to and, in fact, you saw the impact on the inventory days and that’s simply a result of the forecast variability late in the quarter.

Sean Hannan - Needham & Company - Analyst

Okay. Thanks very much.

Operator

Mitch Steves with RBC Capital Markets.

Mitch Steves - RBC Capital Markets - Analyst

Thanks, guys. I guess I wanted to start on the high-end computing side. I know the major customer there was down about 40% sequentially in the March quarter, but it looks like the entire high-end computing segment was down about 40% as well [I think 30% a year]. So if you could just talk about what you saw from the other customers outside of IBM?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Actually, the other customers we saw had some -- we have some new programs that we’re ramping even against some of the traditional markets, so that is a net change associated with that with some strength in some customers associated with some ramps and then some -- also some softness. We did have some forecast variability from other customers, but the predominant change is in our top customer.

Mitch Steves - RBC Capital Markets - Analyst

Got it. And then kind of returning to the telco side. I know that the program ramp didn’t meet your hurdle marks, but can you maybe provide us some information of what hurdle marks it did not meet just internally?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Again, we have financial targets associated on our return on capital employed and so as we look at those, that’s an ongoing part of what we evaluate.

Mitch Steves - RBC Capital Markets - Analyst

Got it. And then one last one on the medical side. It looks like that’s going to be up about 8% or 9% sequentially, but it looks like the year-over-year growth is going to be down a bit. Do you expect that segment to grow in the full year?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

We expect -- again, our primary impact for the medical would be Q1 associated with the delays, not anything associated with the future outlook for medical. And any impact of not having the growth that we would expect because we do see a stable environment and we have a number of program wins there.

Mitch Steves - RBC Capital Markets - Analyst

Got it. So you think it will be roughly stable for the full year, right?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Yes. We would expect as we have the growth opportunities that they are in front of us as opposed to the weakness that we saw in Q1 associated with the timing of ramps.

Mitch Steves - RBC Capital Markets - Analyst

Okay. Got it. Thank you very much.

Operator

Thank you. Herve Francois with B. Riley.

Herve Francois - B. Riley & Company - Analyst

Hey, how are you doing, Gayla? Just going back to the cash conversion cycle, when you look at the growth that you’re going to be seeing from your higher value markets into the second quarter and then throughout this year, what kind of challenges do you feel that that places on you getting to your targeted 75 to 80 day cash conversion cycle for the rest of this year at least towards year end? Since you’re going to be focusing obviously on those higher value markets where you may have to hold onto inventory a little bit longer, so on and so forth, when you talk about dealing with industrial and medical customers?

Don Adam - Benchmark Electronics Incorporated - CFO

Again, I think in terms of the improvement, I think certainly you’ve pointed out correctly that as you get to these higher growth areas there are challenges with it. That being said, we’ve got certainly line of sight of significant improvement this quarter. I would say the other thing is we have ramped a number of programs with some of the initiatives that we are getting, so we should get some traction on some programs we’ve ramped 12 or 18 months ago. I would just say that we’ve got specific actions in place and we feel comfortable that we will get to that 75 to 80 days by the end of the year. It has challenges but I think we’ve got line of sight to get there.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

And I think you asked kind of a quantification, that’s probably $150 million to $200 million that we would look at with the majority being outside the US, as Don indicated, that we would look to achieve there in improvement.

Herve Francois - B. Riley & Company - Analyst

Got it, got it, got it. And then when you take a look at your entire portfolio of customers, in the manner that you made the decision not to follow through with this next gen program from the telco customer you are talking about, when you look at your portfolio of customers, do you see others be it in the telco segment or any other segment that you feel may fit the parameters of that telco customer where that customer might not meet some of your internal metrics? If you can kind of just walk us through how do you guys come to that decision? Was it early in the quarter, later in the quarter that you had made the decision or was it something that they told you or something specific about the program that told you that it’s not going to fit what you guys do internally?

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Again, I want to not get into detail as it would be inappropriate to share, but it was late in the quarter and constantly as we go through new programs and as we attract customers, ensure that we have alignment that over time and over a prolonged period of time the challenges that their products face in order to meet their cost targets may not be the same original product set that we had aligned with, and so that’s an evolution over a long period of time. We constantly work with our customers to make sure that we have a road map that is aligned and understand which portions of their portfolio we can participate with effectively and meet the value added targets that we have and also to support them in achieving their goal. So it’s highly unusual. I think you’ve known over many years that this is not a commonplace activity, but it does happen from time to time, typically over a long period.

Herve Francois - B. Riley & Company - Analyst

Got it. Thank you.

Operator

Sean Hannan with Needham & Company.

Sean Hannan - Needham & Company - Analyst

Yes. Thanks very much for taking a follow-on here. The margins that you expect to expand and progress through the course of the year, in the past you’ve given us a sense of where some of your targets are for exiting the year. I don’t think I heard a target for this year. We’ve heard the long-term target. Any sense that we could get on that?

Don Adam - Benchmark Electronics Incorporated - CFO

Yes, I think during the last call we indicated I think are going to be at 4.8% as we exit the year. We believe that target is still attainable and so we’re still expecting 4.8%.

Sean Hannan - Needham & Company - Analyst

Interesting. Okay. Alright. Very good to hear. Thanks so much.

Gayla Delly - Benchmark Electronics Incorporated - President & CEO

Thank you, Operator. I don’t believe we’ve indicated we have any more questions, and so we will sign off for today and appreciate everyone attending the call.

Operator

Ladies and gentlemen, this does conclude today’s program and you may all disconnect. Everybody have a wonderful day.

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Additional Information and Where to Find It

Benchmark has filed a definitive proxy statement with the SEC with respect to the 2016 Annual Meeting and has mailed the definitive proxy statement and accompanying white proxy card to its shareholders.  Benchmark shareholders are strongly encouraged to read the definitive proxy statement, the accompanying white proxy card and other documents filed with the SEC carefully in their entirety when they become available because they contain (or will contain) important information.  Benchmark, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Benchmark shareholders in connection with the matters to be considered at Benchmark’s 2016 Annual Meeting. Information about Benchmark’s directors and executive officers is available in Benchmark’s definitive proxy statement for its 2016 Annual Meeting.  Shareholders may obtain a free copy of the definitive proxy statement and any other documents filed by Benchmark with the SEC free of charge at the SEC’s website at www.sec.gov.  Copies also are available free of charge on Benchmark’s website at www.bench.com under “Investor Relations – Annual Reports” or by contacting Benchmark Investor Relations at (979) 849-6550.

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